EQUIPMENT PURCHASE AGREEMENT

This EQUIPMENT PURCHASE AGREEMENT (this "Agreement") is dated as of the 21st day of June 2002, by and between Keurig, Incorporated, a Delaware corporation (the "Seller"), and Green Mountain Coffee Roasters, Inc., a Vermont corporation (the "Buyer").

WHEREAS, pursuant to a License Agreement, dated as of June 30, 2000, as amended by an Amendment Agreement dated as of April 4, 2002 and a Side Letter Agreement dated as of April 4, 2002 (collectively, the "License Agreement"), the Buyer wishes to exercise its option to purchase the Packaging Lines (as defined in the License Agreement) and ancillary equipment thereto upon the terms and conditions set forth herein (as hereinafter defined).

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the Buyer and the Seller agree as follows:

1. PURCHASE AND SALE. Subject to the terms and conditions set forth in this Agreement, at the Closing referred to in Section 3 hereof, the Seller shall sell, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire, and take delivery of all of the following equipment and related property (all of which are hereinafter referred to collectively as the "Acquired Equipment"):

(a) The five (5) Packaging Lines (the "PLs") used in manufacturing K-Cups currently located at the Buyer's facility (referred to by Seller as PL numbers 2, 3, 4, 5, and 10) and associated peripheral equipment including printers, check weighers, label applicators, and waste vacuums. This equipment is listed on Exhibit 1A;

(b) PL support equipment listed on Exhibit 1B; and

(c) Spare parts listed on Exhibit 1C.

Included in the sale of the PLs will be the component shop drawings for such PLs solely to be used to facilitate the fabrication of spare parts and the maintenance of the purchased PL's. Buyer agrees not to use or permit a third party to use such shop drawings for the design or development of any new PL's and any sale of such shop drawings is strictly prohibited. Any use of such shop drawings for the design or development of PLs shall be subject to the terms and conditions of Section 6.5 of the Licensing Agreement.

The Buyer acknowledges and agrees that, except as expressly set forth in the License Agreement and this Agreement, no other assets or rights of Seller, including without limitation any rights to use the Seller's intellectual property rights to make K-Cups using the PLs or the right to sublicense or sell the PLC source code, are being sold, granted or conveyed to Seller by this Agreement, and that any such rights have been or may only be granted under and exercised pursuant to a separate written license agreement made by the Seller, including, without limitation, the License Agreement.

2. PURCHASE PRICE. The Buyer shall pay to the Seller, as the aggregate purchase price for the Acquired Equipment (the " Purchase Price"), an amount of $2,612,869.32. A detailed breakdown of the Purchase Price is provided in Exhibit 2. The Purchase Price shall be paid in the manner provided in Section 3 hereof.

3. CLOSING.

3.1. Time and Place. The closing of the transfer and delivery of the documents and instruments necessary to consummate the purchases and sales contemplated by this Agreement (the "Closing") shall be held at 10 a.m. on July 8, 2002, or at such other time as the Buyer and the Seller may agree, at the offices of counsel for the Seller, Chu, Ring & Hazel LLP, 49 Melcher Street, Boston, MA 02210. The date on which the Closing is actually held hereunder is sometimes referred to herein as the "Closing Date".

3.2. Transactions at Closing. At the Closing of the purchase and sale of the Acquired Equipment, the Seller shall duly execute and deliver to the Buyer a Warranty Bill of Sale in substantially the form of Exhibit 3.2 hereto and surrender full possession and control of the Acquired Equipment to the Seller. The Buyer shall deliver to the Seller the Purchase Price by cashier's, certified or bank check or wire transfer payable to the order of the Seller, representing the cash Purchase Price of all of the Acquired Equipment.

4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER. The Seller represents, warrants, covenants with the Buyer as follows:

4.1. The PLs are warranted as specified in the License Agreement. Notwithstanding the foregoing, the support equipment listed in Section 1(b) and spare parts listed in Section 1(c) comprising the remainder of the Acquired Assets are expressly not included in this warranty and are being sold in "as is" condition. Except as expressly set forth herein, the Seller disclaims any other warranties, express or implied.

4.2. The License Agreement PL warranty shall be void if the Buyer fails to perform in any material respect any of the following obligations in accordance with the Operational Training Guide dated March 12, 2000, the Keurig Production Testing Procedures dated February 20, 2002 and the other agreements between the Buyer and the Seller prior to the Closing:

(a) Submit daily PL production reports to the Seller for more than three (3) consecutive days. Notwithstanding the foregoing, all daily production reports must be submitted in a timely fashion.

(b) Operate the PLs with operators, certified in accordance with the Seller's procedures as of the Closing, under supervision.

(c) Perform PL quality control with inspectors, certified in accordance with the Sellers procedures as of the Closing, under supervision; provided, however, the testing rate may be redefined in Buyer's sole discretion. .

(d) Perform PL maintenance with maintenance personnel certified in accordance with the Seller's procedures as of the Closing .

(e) Follow all published and established Seller PL procedures material to the operation of the PLs as such procedures exist as of the Closing .

(f) Purchase K-Cup raw materials (cups, filter paper and lids) from Seller approved suppliers.

(g) Purchase or produce and install PL replacement parts in accordance with Seller specifications as of the Closing; provided, however, Seller shall deliver specifications for any replacement parts within seven days upon Buyer's request.

(h) Provide all Seller specified appropriate utilities including: electrical, compressed air and nitrogen as of the Closing..

(i) Obtain Seller's written permission prior to making any material modifications to the PL; provided, however, if Buyer makes a modification to one or more segments of the PL without obtaining Seller's permission the warranty for the un-modified segments of the PL shall remain in force. .

(j) Have a Seller engineer on site (at Buyer's expense) during any relocation of the PL's from their present orientation and location.

4.3. Organization of the Seller; Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

4.4. Title to Acquired Equipment. The Seller is the lawful owner of, has good and valid record and marketable title to, and has the full right to sell, convey, transfer, and deliver the Acquired Equipment, without any restrictions of any kind whatsoever. At and as of the Closing, the Seller will convey the Acquired Equipment to the Buyer by bill of sale effective to vest in the Buyer, and the Buyer will have, good and valid record and marketable title to all of the Acquired Equipment, free and clear of all security interests, liens, leases or other encumbrances.

4.5 Upgrades, Improvements and Modifications. During the term of the License Agreement and any equivalent agreement with the Seller granting the Buyer the right to manufacture, use, produce and distribute K-Cups, the Seller shall supply the Buyer with any technical information, including, without limitation, shop drawings and source codes, related to any material upgrades, improvements or modifications to similar packaging lines owned, leased or licensed by the Seller.

5. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller that the Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Vermont. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

6. Buyer sale of pls. The Buyer may sell or transfer the PLs to a third party ("Transferee"), provided, however, that no sale or transfer to any Transferee will be made effective until such Transferee (i) becomes subject to all of the obligations of the Buyer under this Agreement and (ii) agrees to be bound by this Agreement as if the proposed Transferee were a signatory to this Agreement in writing, by executing a counterpart signature page to this Agreement. If such Transferee is not a Licensed Roaster, as an express condition of the effectiveness of such sale or transfer Buyer shall obtain and deliver to the Seller written representation from the Transferee acknowledging that only Licensed Roasters are authorized to manufacture K-Cups and unauthorized manufacture of K-Cups would be in violation of Seller's patents and other proprietary rights entitling the Seller to injunctive relief in addition to any other rights and remedies. The Buyer shall provide the Seller with the contact information and intended use of the PLs for any such Transferee.

7. PL Service. If the Buyer shall desire the Seller to install or service the PLs or provide technical assistance to the Buyer, the work shall be performed on the basis as described in Schedule 7.

8. GENERAL.

8.1. Expenses. All expenses of the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby, including, without limitation, attorneys', accountants' and outside advisers' fees and disbursements, shall be borne by the party incurring such expenses.

8.2. Notices. All notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or sent by written telecommunication, as follows:

If to the Seller, to:

Keurig, Incorporated
101 Edgewater Drive
Wakefield, MA 01880
Attention: Nick Lazaris, President and CEO

with a copy sent contemporaneously to:

Chu, Ring, & Hazel, LLP.
49 Melcher Street
Boston, MA 02210
Attention: John H. Chu, Esq.

If to the Buyer, to:

Green Mountain Coffee Roasters, Inc.
33 Coffee Lane
Waterbury, VT 05676
Attention: Paul Comey

with a copy sent contemporaneously to:

Merritt & Merritt
Box 5839
Burlington, VT 05402
Attention: Sharon J.Merritt, Esq.

8.3. Entire Agreement. This Agreement and the License Agreement contain the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by all of the parties hereto.

8.4. Governing Law. The validity and construction of this Agreement shall be governed by the internal substantive laws of the Commonwealth of Massachusetts.

8.5. Sections and Section Headings. All enumerated subdivisions of this Agreement are herein referred to as "Section." The headings of Sections are for reference only and shall not limit or control the meaning thereof.

8.6. Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs and successors of each of the parties. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other party hereto; provided, however, that nothing contained in this 8.6 shall prevent the Buyer, without the consent of the Seller, from transferring or assigning this Agreement or its rights or obligations hereunder to another entity controlling, under the control of, or under common control with the Buyer.

8.7. Survival and Materiality of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement or otherwise made in writing in connection with the transactions contemplated hereby (in each case except as affected by the transactions contemplated by this Agreement) shall be deemed to have been made on the date hereof and on the date of Closing and shall be deemed to have been relied on by the Buyer and shall survive the Closing and the consummation of the transactions contemplated hereby.

8.8. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.9. Definitions. Unless otherwise defined herein, terms used in this Agreement shall have the same meanings as defined in the License Agreement.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as an instrument under seal as of the date and year first above written.

Keurig, Incorporated                                                                 Green Mountain Coffee Roasters, Inc.

 By: /s/ Nicholas Lazaris                                                            By: /s/ William G. Hogan

Nicholas Lazaris                                                                     William G. Hogan

President and CEO                                                                 Vice President and CFO